EXHIBIT 2.2

DESCRIPTION OF RIGHTS OF EACH CLASS OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE EXCHANGE ACT

As of March 31, 2022, Highway Holdings Limited had (i) its common shares, US $0.01 par value, and (ii) its preferred share purchase rights registered under Section 12 of the Exchange Act. References herein to “we,” “us,” “our” and “Company” refer to Highway Holdings Limited.

Common Shares

The following represents a summary of our common shares and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended And Restated Memorandum And Articles Of Association. We encourage you to read our memorandum and articles of association, last amended and restated on December 4, 2019 (“Amended and Restated M&A”), listed as an exhibit to this Annual Report, as well as the applicable provisions of British Virgin Islands (“BVI”) law for additional information.

Type and Class of Securities

Our Amended and Restated M&A authorizes the issuance of up to 20,020,000 shares, including 20,000,000 common shares of US $0.01 par value each (the “Common Shares”); and 20,000 preferred shares of US $0.01 par value each (the “Series A Preferred Shares”). As of March 31, 2022, there were 4,036,825 Common Shares issued and outstanding. There were no Series A Preferred Shares issued and outstanding as of March 31, 2022. Our Common Shares are listed on the Nasdaq Capital Market under the symbol “HIHO.” Our Common Shares may be held in either certificated or uncertificated form. We may issue registered shares only and are not authorized to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

Preemptive Rights

Our shareholders do not have preemptive rights.

Rights of Common Shares

Dividends. Subject to the BVI Business Companies Act, as amended (the “Act”), our directors may, by resolution of directors, declare dividends and distributions by the Company to shareholders and authorize payment on the dividends or distributions so long as the directors are satisfied, on reasonable grounds, that immediately after the distribution, the value of our assets exceeds our liabilities and we are able to pay our debts as they fall due. Our directors may, before authorizing any distribution, set aside out of our profits such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such investments as they may select.

The holder of each Common Share has the right to an equal share in any distribution paid by the Company.

Voting Rights. Each share in the Company confers on the holder the right to one vote at a meeting of the shareholders of the Company or on any resolution of the shareholders of the Company.

Rights in the event of winding up. The holder of each Common Share is entitled to an equal share in the distribution of the surplus assets of the Company on a winding up.

Redemption. We may generally purchase, redeem or otherwise acquire and hold our own shares, for such consideration as the directors consider fit without the consent of shareholders whose shares are to be purchased, redeemed or otherwise acquired.

Liability for Further Capital Calls. Shareholders are not obligated to make any further contributions to our share capital.

Requirements to Change the Rights of Holders of Common Shares

The rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent of the holders of a majority of the issued shares of that class or by a resolution approved at a duly convened and constituted meeting of the shares of that class by the affirmative vote of a majority of the votes of the shares of that class which were present at the meeting and were voted.

Limitations on the Rights to Own Common Shares

There are no limitations on the right of any person, including non-residents or foreign persons, to own, or exercise voting rights with respect to, our securities imposed by BVI law or by our Amended and Restated M&A.

Provisions Affecting Any Change of Control

The Company’s Board of Directors is divided into three classes designated as Class I, Class II and Class III. Each class shall consist, as nearly as is possible, of one-third of the number of directors constituting the entire Board of Directors. At each annual meeting of shareholders, the successors to the class of directors whose terms expire at that meeting will be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election and until their successors have been duly elected and qualified (i.e. directors will be elected for three year terms). The Company’s staggered Board may impede the ability to replace members of the Board and to effect a change of control.

Our unissued and unreserved shares, including unissued and unreserved preferred shares, are at the disposal of the directors who may offer, allot, grant options over or otherwise dispose of them to such persons at such times and for such consideration, being not less than the par value of the shares being disposed of, and upon such terms and conditions as the directors may determine. While the issuance of preferred shares provides us with flexibility in connection with possible acquisitions or other corporate purposes, it could, among other things, have the effect of delaying, deferring or preventing a change of control transaction and could adversely affect the market price of our Common Shares. We have no current plan to issue any preferred shares.

Ownership Threshold

There are no provisions governing the ownership threshold above which shareholder ownership must be publicly disclosed imposed by BVI law or by our Amended and Restated M&A.

Differences Between the Law of Different Jurisdictions

BVI law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of BVI law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Protection for Minority Shareholders

Under the laws of most U.S. jurisdictions, majority and controlling shareholders of a company generally have certain “fiduciary” responsibilities to the minority shareholders. Corporate actions taken by majority and controlling shareholders that are unreasonable and materially detrimental to the interests of minority shareholders may be declared null and void. Minority shareholders may have less protection for their rights under BVI law than they would have under U.S. law.

Powers of Directors

Unlike most U.S. jurisdictions, the directors of a BVI company, generally, subject in certain cases to court’s approval but without shareholders’ approval, may implement the sale, transfer, exchange or disposition of any asset, property, part of the business, or securities of the company, with the exception that shareholder approval is required for the disposition of over 50% in value of the total assets of the company.

Conflict of Interests

Similar to the laws of most U.S. jurisdictions, when a director becomes aware of the fact that he or she has an interest in a transaction which we are to enter into, he or she must disclose it to our Board. However, with sufficient disclosure of interest in relation to that transaction, the director who is interested in a transaction entered into or to be entered into us may (i) vote on a matter relating to the transaction; (ii) attend a meeting of directors at which a matter relating to the transaction arises and be included in the quorum; and (iii) sign a document on behalf of us, or do any other thing in his capacity as a director, that relates to the transaction.

Written Consent and Cumulative Voting

Similar to the laws of most U.S. jurisdictions, under the BVI law, shareholders are permitted to approve matters by way of written resolution in place of a formal meeting. BVI law does not make a specific reference to cumulative voting, and there is no provision authorizing cumulative voting under our Amended and Restated M&A.

Takeover Provisions

On April 28, 2018, the Company’s Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding Common Share. The Rights will also attach to Common Shares issued in the future. Each Right initially entitles the registered holder to purchase from the Company one one-thousandth of a Series A Preferred Share, par value $0.01 per share, of the Company at a price of $10.00 per one one-thousandth of a Series A Preferred Share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of May 8, 2018, as the same may be amended from time to time (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

Until the earlier to occur of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or public announcement of an intention to make, a tender or exchange offer the consummation of which would result in any person or group of affiliated or associated persons becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to certificates representing Common Shares (or book entry Common Shares) outstanding as of the Record Date, by such certificates (or such book entry shares) together with a copy of a Summary of the Rights (the “Summary of Rights”). Except in certain situations, a person or group of affiliated or associated persons becomes an “Acquiring Person” upon acquiring beneficial ownership of 15% or more of the outstanding Common Shares. No such person or group having beneficial ownership of 15% or more of such outstanding shares at the time of the first announcement of adoption of the rights plan reflected in the Rights Agreement will be deemed an Acquiring Person until such time as such person or group becomes the beneficial owner of additional Common Shares (other than by reason of a stock dividend, stock split or other corporate action effected by the Company in which all holders of Common Shares are treated equally).

The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with, and only with, the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuances of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares (or book entry Common Shares) outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the Common Shares represented thereby. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire on May 8, 2028 (the “Final Expiration Date”), unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

The Purchase Price payable, and the number of Series A Preferred Shares or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Shares, (ii) upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred Shares at a price, or securities convertible into Series A Preferred Shares with a conversion price, less than the then-current market price of the Series A Preferred Shares or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above).

Because of the nature of the Series A Preferred Shares’ dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Series A Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right that number of Common Shares having a market value of two times the exercise price of the Right.

In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the person with whom the Company has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of two times the exercise price of the Right.

At any time after any person or group becomes an Acquiring Person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such Acquiring Person of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such Acquiring Person which will have become void), in whole or in part, for Common Shares or Series A Preferred Shares (or a series of the Company’s preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one Common Share, or a fractional Series A Preferred Share (or other preferred stock) equivalent in value thereto, per Right.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series A Preferred Shares or Common Shares will be issued (other than fractions of Series A Preferred Shares which are integral multiples of one one-thousandth of a share of Series A Preferred Shares, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Series A Preferred Shares or the Common Shares.

At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the “Redemption Price”) payable, at the option of the Company, in cash, Common Shares or such other form of consideration as the Board of Directors of the Company shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights.

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Shareholder’s Access to Corporate Records

Subject to various limitations imposed by BVI law, a shareholder is entitled, on giving written notice to us, to inspect our (i) Amended and Restated M&A; (ii) register of members; (iii) register of directors; and (iv) minutes of meetings and resolutions of members and of those classes of members of which the shareholder is a member.

Our directors may, if they are satisfied that it would be contrary to our interests to allow a member to inspect any document listed above (or any part thereof), refuse the member to inspect the document or limit the inspection of the document. Our Board may also authorize a member to review our company account if requested.

Indemnification

Under BVI law and our Amended and Restated M&A, we may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director; or (b) is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

To be entitled to indemnification, these persons must have acted honestly and in good faith and in what he believes to be the best interest of our company, and they must have had no reasonable cause to believe their conduct was unlawful. Furthermore, such a person must be indemnified by us if he has been successful in the defense of any proceedings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable under the U.S. law.

Mergers and Similar Arrangements

Under the laws of the BVI, two or more companies may merge or consolidate in accordance with Section 170 of the Act. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, or other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

Dissenter Rights

Under BVI law, a shareholder may dissent from a merger, consolidation, sale or other transfer of more than 50% in value of the assets of the business, and certain redemptions of shares. A shareholder properly exercising his dissent rights is entitled to payment in cash of the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder or where the proposed action is authorised by written consent of shareholders without meeting. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection or from whom written objection was not required, except those shareholders who voted for, or consented in writing to, the proposed action. Such shareholders then have 20 days to give their written election in the form specified by the Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the common course notwithstanding the dissent.

Within seven days of the later of expiration date of the period within which shareholders may give their notices of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day before the shareholders approved the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

Similar to the laws of most U.S. jurisdictions, BVI law permits derivative actions against its directors. However, the circumstances under which such actions may be brought, and the procedures and defenses available may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company incorporated and/or existing in the United States.

The High Court of the BVI may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company, or intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. Leave to bring or intervene in proceedings may be granted only if the court is satisfied that (i) the company does not intend to bring, diligently continue or defend, or discontinue the proceedings, as the case may be; or (ii) it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

Changes in Capital

Subject to the provisions of our Amended and Restated M&A, the Act and the rules of NASDAQ, without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any share in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting or otherwise as the directors may from time to time determine.

Subject to the provisions of the Amended and Restated M&A relating to changes in the rights of shareholders and the powers of directors in relation to shareholders, we may, by a resolution of shareholders, amend our memorandum of association to increase or decrease the number of shares authorized to be issued.

Debt Securities

None.

Warrants and Purchase Rights

No warrants are currently issued and outstanding. Other than the rights described above with respect to the Series A Preferred Shares, there are no other applicable rights.